Exhibit 99.1

    BioSphere Medical Reports Third Quarter 2006 Financial Results

   United States revenue of $4.10 million, an increase of 33%, with worldwide revenues increasing to $5.64 million, an increase of 28%, compared to the same period last year


    ROCKLAND, Mass.--(BUSINESS WIRE)--Nov. 2, 2006--BioSphere Medical, Inc. (NASDAQ: BSMD), a medical device company that has pioneered the use of bioengineered microspheres to treat uterine fibroids, hypervascularized tumors and vascular malformations, today reported that total revenues for the third quarter of 2006 were $5.64 million, compared with total revenues of $4.41 million for the third quarter of 2005, an increase of 28%. In the third quarter of 2006, revenues in the United States were $4.10 million, compared to revenues of $3.07 million in the third quarter of 2005, an increase of 33%. Revenues outside of the United States were $1.54 million for the third quarter of 2006, compared to $1.34 million for the same period in 2005, an increase of 15%. Global sales of embolic products were $4.91 million in the third quarter of 2006, compared to $3.70 million in the third quarter of 2005, an increase of 32%.

    The net loss applicable to common stockholders for the third quarter of 2006 was $0.50 million, or $0.03 per basic and diluted share. This compares with a net loss of $0.52 million, or $0.04 per basic and diluted share, for the third quarter of 2005. In the third quarter of 2006, net loss of $0.29 million, or $0.02 per basic and diluted share, was attributable to a compensation charge for share-based payments resulting from the adoption of SFAS 123(R) on January 1, 2006.

    Gross margin was $3.94 million, or 70% of revenues, for the third quarter of 2006, compared to a gross margin of $2.87 million, or 65% of revenues, for the third quarter of 2005. The portion of the overall compensation charge for share-based payments included in the cost of sales in the third quarter of 2006, which resulted from the adoption of SFAS 123(R) on January 1, 2006, was $0.05 million.

    Selling, general and administrative expenses were $4.04 million for the third quarter of 2006, compared to $2.83 million for the third quarter of 2005. Research and development expenses were $0.51 million for the third quarter of 2006, compared to $0.50 million in the third quarter of 2005. The portion of the overall compensation charge for share-based payments included in research and development and selling, general and administrative expenses in the third quarter of 2006, which resulted from the adoption of SFAS 123(R) on January 1, 2006, was $0.24 million.

    For the nine months ended September 30, 2006, revenues were $16.55 million, compared with $13.33 million for the same period last year, an increase of 24%. The net loss for the nine months ended September 30, 2006 was $2.51 million, or $0.15 per share, compared to a net loss of $3.02 million, or $0.21 per share, for the comparable period in 2005. For the nine months ended September 30, 2006, $0.94 million, or $0.06 per basic and diluted share, was attributable to a compensation charge for share-based payments resulting from the adoption of SFAS 123(R).

    At September 30, 2006, the Company had cash and cash equivalents and investments of $21.9 million.

    Richard Faleschini, BioSphere Medical's president and chief executive officer, said, "We are pleased with our performance this quarter, and continued to forward each of our growth initiatives. Although there was seasonal attenuation in our third quarter sales, we had a number of advances including strong growth in our new sales territories in the U.S., and a return to double-digit growth in our outside-of-U.S. business with a strong performance from Europe, excellent sales growth in Canada, and increased shipments of embolics and delivery systems to the People's Republic of China. We believe that we are positioned well as we move into the fourth quarter, historically our strongest quarter of the year."

    Significant activities and developments in the third quarter of 2006 and subsequent weeks include:

    -- Total revenues of $5.64 million, an increase of 28% compared to the third quarter of 2005, with worldwide sales of embolics for use in uterine fibroid embolization, or UFE, of $4.04 million, an increase of 32% compared to the same period last year.

    -- United States revenues of $4.10 million, an increase of 33% compared to the third quarter of 2005, with United States UFE embolic sales of $3.44 million, an increase of 35% compared to the same period last year.

    -- U.S. Food and Drug Administration clearance for marketing in the United States of the EmboCath(R) Plus Infusion
        Microcatheter.

    -- CE Mark clearance for marketing in the European Union of the EmboCath Plus Infusion Microcatheter.

    -- Release of HepaSphere(TM) Microspheres into the European market with improved packaging.

    -- Sponsorship of a (standing-room-only) symposium highlighting the technical and clinical aspects of HepaSphere Microspheres in the treatment of primary and metastatic liver cancer at the Cardiovascular and Interventional Radiological Society of Europe (CIRSE) Annual Meeting.

    -- The American College of Obstetricians and Gynecologists (ACOG) invited two leading interventional radiologists, James Spies M.D. and Keith Horton M.D., to a congressional briefing entitled "Exploring Women's Health from Research to Outreach" to present the current clinical perspective on the treatment of uterine fibroids. Congresswoman Stephanie Tubb-Jones (D-OH), who has co-sponsored the bill "Uterine Fibroids Research and Education Act" to increase funding for research on uterine fibroids and provide enhanced public education about this condition, addressed the briefing.

    The Company will host its quarterly conference call today at 10 a.m. The number to dial into the call is 888-603-7990 or 706-679-7298 and the conference ID is 9131232. Please call in approximately ten minutes before the call is scheduled to begin. A live web cast of the conference call will also be available on the BioSphere Medical web site. A replay of this conference call will be available from 2:00 p.m. ET today through 2:00 p.m on November 16, 2006. The replay can be accessed by dialing 800-642-1687 or 706-645-9291, access code 9131232, or you can visit the "Investor" section of our company web site at www.biospheremed.com.

    About BioSphere Medical, Inc.

    BioSphere Medical, Inc., a medical device company based in Rockland, Massachusetts, has pioneered and is commercializing minimally invasive diagnostic and therapeutic products based on its proprietary bioengineered microsphere technology. The Company's core technologies, patented bioengineered polymers and manufacturing methods, are used to produce microscopic spherical materials with unique beneficial properties for a variety of medical applications. BioSphere's principal focus is the treatment of symptomatic uterine fibroids using a procedure called uterine fibroid embolization, or UFE. The Company's products continue to gain acceptance in this emerging procedure as well as in a number of other new and established medical treatments.

    BioSphere Medical has received clearance in many countries, including the United States, Canada, Australia, the European Community, and Latin America, which allows the Company to sell its products for use in general embolization procedures, including uterine fibroid embolization. The terms uterine fibroid embolization (UFE) and uterine artery embolization (UAE) are generally used interchangeably in the literature. The most common side effect of UFE is "post-embolization syndrome," a collection of symptoms including abdominal pain, discomfort, low-grade fever and nausea. UFE is currently contraindicated for women who are, or who intend to become, pregnant, because the effects of UFE on the ability of a woman to conceive, and to carry a fetus to term, have not been determined.

    Cautionary Statement Regarding Forward-Looking Statements - This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Company's expectations for future growth. The Company uses words such as "plans," "seeks," "projects," "believes," "may," "anticipates," "estimates," "should," "intend," and similar expressions to identify these forward-looking statements. These statements are subject to risks and uncertainties and are based upon the Company's beliefs and assumptions. There are a number of important factors that may affect the Company's actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the Company's control and are difficult to predict. These important factors include, without limitation, risks relating to:

    -- the failure of the Company to achieve or maintain necessary regulatory approvals, either in the United States or internationally, with respect to the manufacture and sale of its products and product candidates;

    -- the failure of the Company to successfully develop, commercialize and achieve widespread market acceptance of its products, including, without limitation, widespread market acceptance of its lead product, Embosphere(R) Microspheres for the treatment of UFE;

    -- the Company's ability to obtain and maintain patent and other proprietary protection for its products and product candidates;

    -- the absence of, or delays and cancellations of, product orders;

    -- delays, difficulties or unanticipated costs in the introduction of new products;

    --  competitive pressures;

    -- the inability of the Company to raise additional funds in the near term to finance the development, marketing, and sales of its products;

    --  general economic and market conditions; and

    --  the risk factors described in the section titled "Risk
        Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2005, as filed by the Company with the Securities and Exchange Commission, and described in other filings made by the Company from time to time with the Securities and Exchange Commission.

    In addition, the forward-looking statements included in this press release represent the Company's estimates as of the date of this release. The Company anticipates that subsequent events and developments may cause its forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances after the date of this press release.



                       BioSphere Medical, Inc.

                CONSOLIDATED CONDENSED BALANCE SHEETS
            As of September 30, 2006 and December 31, 2005
                      (in thousands, unaudited)

                                            September 30, December 31,
                                                2006         2005
                                            ------------- ------------
ASSETS
 Cash, cash equivalents and investments      $    21,858   $    8,774
 Accounts receivable, net                          3,465        3,521
 Inventories                                       2,558        2,435
 Prepaid expenses and other current assets           612          407
 Property and equipment, net                         935          858
 Goodwill                                          1,443        1,443
 Other assets                                         61           57
                                            ------------- ------------

         Total assets                        $    30,932   $   17,495
                                            ============= ============

LIABILITIES AND STOCKHOLDERS' EQUITY
 Accounts payable and accrued expenses       $     4,419   $    4,178
 Capital lease obligations                           127          228
 Stockholders' equity                             26,386       13,089
                                            ------------- ------------

         Total liabilities and
          stockholders' equity               $    30,932   $   17,495
                                            ============= ============



                       BioSphere Medical, Inc.

           CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
   For the three and nine months ended September 30, 2006 and 2005
         (in thousands, except per share amounts, unaudited)


                                  Three Months Ended Nine Months Ended
                                    September 30,      September 30,
                                  ------------------ -----------------
                                    2006     2005     2006     2005
                                  --------- -------- -------- --------

Revenues                           $ 5,644  $ 4,412  $16,550  $13,330

Costs and expenses:
   Cost of revenues                  1,708    1,546    5,067    4,587
   Research and development            511      498    1,654    1,648
   Sales                             2,001    1,372    5,756    4,365
   Marketing                           806      512    2,595    1,984
   General, administrative and
    patent costs                     1,230      949    4,192    3,172
                                  --------- -------- -------- --------

   Total costs and expenses          6,256    4,877   19,264   15,756
                                  --------- -------- -------- --------

Loss from operations                  (612)    (465)  (2,714)  (2,426)
   Other income and expenses, net      244       71      590     (229)
                                  --------- -------- -------- --------

Net loss                              (368)    (394)  (2,124)  (2,655)

   Preferred stock dividends          (132)    (125)    (391)    (369)
                                  --------- -------- -------- --------

Net loss applicable to common
 stockholders                      $  (500) $  (519) $(2,515) $(3,024)
                                  ========= ======== ======== ========

Net loss per common share
   Basic and diluted               $ (0.03) $ (0.04) $ (0.15) $ (0.21)
                                  ========= ======== ======== ========

Weighted average common shares
 outstanding
   Basic and diluted                17,381   14,776   16,890   14,597
                                  ========= ======== ======== ========



    CONTACT: BioSphere Medical, Inc.
             Martin Joyce, 781-681-7925
             Executive Vice President and
             Chief Financial Officer
             or
             Investor Relations:
             The Equity Group Inc.
             Devin Sullivan, 212-836-9608
             Senior Vice President